State of Michigan

in the Circuit Court for the County of Ingham

How Smooth It Is, Inc.,

a Michigan Corporation, and

Leonard Cusenza,

Plaintiffs,	Hon. Joyce Draganchuk
Case No. 21-231-CB
vs.

Pure Harvest Corporate Group, Inc.,
a Colorado Corporation,

Defendant.

Daudi & Kroll, P.C.	Scott R. Roberts Law, PLC
Christopher M. Kroll (P69618)	Donald K.S. Petersen (P44759)
4121 Okemos Road, Suite 10	Charein Faraj (P85358)
Okemos, MI 48864	500 Temple, Suite 2M
T: (517) 381-2663	Detroit, MI 48201
chris@daudikroll.com	T: (616) 389-4960
Attorneys for Plaintiffs	charein@scottrobertslaw.com
don@scottrobertslaw.com
Attorneys for Defendant

Settlement Agreement and Mutual Release

Effective as of December 23, 2021, the following parties enter into this Settlement Agreement and Mutual Release (“Agreement”):

·	How Smooth It Is, Inc. (“HSII”)
·	Leonard Cusenza (“Cusenza” and, collectively with HSII, the “Plaintiffs”)
·	International Development and Investment Group, Inc. (“IDI”)
·	Pure Harvest Corporate Group, Inc. (“Pure Harvest”)

Background

A.	The Plaintiffs have a Michigan marihuana-processor license and a processing operation in Riverdale, MI, at which HSII makes marihuana-infused edible products.

B.	The Plaintiffs had an Alma marihuana-dispensary license (“Alma License”). Zack Everett, the Plaintiffs’ former attorney and shareholder of IDI, obtained possession of the Alma License pursuant to an alleged default of a Revocable Assignment of Provisional Approval agreement.

C.	Cusenza is IDI’s President and on its board of directors.

D.	Cusenza is HSII’s sole shareholder and is its CEO.

E.	Pure Harvest is a publicly-traded cannabis company based in Colorado.

F.	In December 2019, the parties began discussing ways in which they could work together in manufacturing and distributing marihuana-infused edible products.

G.	As part of the parties’ dealings, Pure Harvest invested with HSII a total of approximately $1.8 million as follows:

1.	$800,000 in December 2019,
2.	$700,000 in January2020, and
3.	$244,608.80in April of 2020, plus $46,000 for packaging.

H.	The parties eventually characterized these payments as loans, and the Plaintiffs promised to repay them, together with interest, costs, and fees that totaled nearly $1 million.

I.	The interest due through December 17, 2021, was about $375,000.

J.	Through December 17, 2021, the Plaintiffs owed Pure Harvest about $2,175,000.

K.	On December 31, 2020, the parties terminated all prior agreements and entered into a Business Loan and Security Agreement ("BLSA").

L.	Under the BLSA, among other things, the Plaintiffs admitted that they owed Pure Harvest $2,750,000, including the $1.8 million that the parties characterized as loans. The BLSA required HSII to pay the $2,750,000 to Pure Harvest by March 31, 2021.

M.	The BLSA provided security to Pure Harvest. For example, if the Plaintiffs breached the BLSA, among other remedies, Pure Harvest was entitled to (i) a controlling interest in HSII, (ii) have HSII’s account debtors pay it directly, and (iii) settle HSII’s disputes in connection with outstanding accounts.

N.	The BLSA also obligated the Plaintiffs to pay Pure Harvest royalties through June 30, 2023, of (i) $0.25/product, or (ii) 10% of manufacturing fees.

O.	HSII made 3 interest-only payments under the BLSA, totaling $54,000.

P.	The parties are litigating their dispute in Ingham County Circuit Court, Case No. 21-231-CB, before Judge Draganchuk (“Action”)

Q.	The Plaintiffs and Pure Harvest are weary of litigation and paying attorney fees. They want to end this lawsuit. Hence, this Agreement.

R.	Pure Harvest is a publicly-traded company and wants the Plaintiffs to make a payment before the end of the year to demonstrate to its shareholders that it is aggressively pursuing this matter.

In consideration of the mutual undertakings and payments in their agreement, the adequacy of which the parties acknowledge, the parties agree as follows:

Agreement and Release

1.	Consideration and Payments.

A.	The Plaintiffs must pay Pure Harvest $2,225,000 (“Debt”) on the terms set forth below. If the Plaintiffs pay Pure Harvest $2,000,000 by December 31, 2024, Pure Harvest will forgive the balance of the Debt.

B.	The Plaintiffs must pay Pure Harvest $3,500 toward the Debt by December 31, 2021.

C.	The Plaintiffs must pay Pure Harvest $7,500 toward the Debt by February 1, 2022.

D.	By the 10th day of every month from March 2022, and concluding December 2022, the Plaintiffs must pay Pure Harvest the greater of (i) $15,000, or (ii) 5.0% of its gross monthly revenue for the previous month as set forth in the State of Michigan’s Metrc database.

1)	Together with each payment, to enable Pure Harvest to verify the Plaintiffs’ sales the Plaintiffs must include (i) a profit and lost statement, and Metrc report

2)	The Plaintiffs are default if Pure Harvest does not receive a payment of the 15th day of that month.

3)	Pure Harvest will apply all payments toward the outstanding Debt.

E.	By the 10th day of every month, beginning in January 2023, and concluding when they have repaid the Debt in full, the Plaintiffs must pay Pure Harvest the greater of (i) $15,000, or (ii) 6.0% of its gross monthly revenue for the previous month as set forth in the State of Michigan’s Metrc database.

1)	Together with each payment, to enable Pure Harvest to verify the Plaintiffs’ sales the Plaintiffs must include (i) a profit and lost statement, and Metrc report.

2)	The Plaintiffs are default if Pure Harvest does not receive a payment by the 10th day of that month.

3)	Pure Harvest will apply this amount toward the outstanding Debt.

F.	The Plaintiffs must make their yearly financial records available for Pure Harvest’s review.

G.	There is no cure period, and Pure Harvest is not required to provide notice to the Plaintiffs. If the Plaintiffs do make any payment by the required date, they are in default.

2.	Release of Claims.

A.	For purposes of this Section only, “Plaintiffs” includes (i) HSII and its officers, directors, managers, assigns, employees, agents, successors-in-interest, and affiliates, and (ii) Cusenza individually and his heirs, agents, and assigns. Also for purposes of this Section only, “IDI” includes its officers, directors, managers, assigns, employees, agents, successors-in-interest, and affiliates

B.	For purposes of this Section only, “Pure Harvest” includes Pure Harvest, its officers, directors, managers, assigns, employees, agents, successors-in-interest, and affiliates.

C.	For purposes of this Section, “Claim” means allegations that were or could have been raised in the Action.

D.	Pure Harvest releases the Plaintiffs, and all other companies in which Cusenza has an ownership or business, and the Plaintiffs release Pure Harvest, from Claims that they now have, have had, or may have in the future. Notwithstanding the foregoing, Pure Harvest may pursue its Claims if the Plaintiffs (i) breach this Agreement, or (ii) committed any crime in connection with its dealings with Pure Harvest.

3.	Alma License.

A.	The parties must cooperate and use their best efforts to effect the transfer of the Alma License to Pure Harvest.

B.	If they are able to transfer the Alma License to Pure Harvest, the Debt will automatically be reduced by $1 million if and when Pure Harvest opens for business.

4.	Bank Records

A.	The Plaintiffs and IDI must supply to Pure Harvest by January 21, 2022, the bank statements from December 2019 through September 2021 for bank accounts held by (i) Cusenza at PNC Bank into which Pure Harvest wired funds, (ii) IDI, and (iii) HSII.

B.	Cusenza must go through the bank statements and use a highlighter to highlight all expenditures made for HSII’s benefit.

C.	Pure Harvest my make additional inquiries regarding any transaction shown on a bank statement with the exception of non-cash transactions less than $500. Cusenza mut reply to Pure Harvest within 14 days.

5.	Pocket Judgment.

A.	Contemporaneous with executing this Agreement, the Plaintiffs must also execute a Consent Judgment in the amount of $2,500,000. Exhibit A is the Consent Judgment.

B.	The Plaintiffs must collateralize the Consent Judgment by executing (i) a Security Agreement that grants Pure Harvest a security interest in all the Plaintiffs’ assets, including without limitation, their marihuana-processor license in Riverdale, Michigan, the Alma License, and (ii) a Mortgage that secures any interest in real property either owns.

C.	The Defendants may not file the Consent Judgment or enforce the Security Agreement unless the Plaintiffs are in default under this Agreement.

6.	Representations and Warranties. The Plaintiffs represent and warrant that they neither own nor have an ownership interest in any real property.

7.	No Admission of Liability. By entering into this Agreement, no party admits to committing an act, or failing to act, in violation of any law, statute, or regulation. To the contrary, each specifically denies all wrongdoing. They give the consideration and promises set forth in this Agreement to (i) resolve potential, doubtful, and disputed claims, and (ii) avoid the expense of litigating the Action.

8.	General Provisions.

A.	The parties read this Agreement carefully and understand its contents. They are signing it as their own free act, without anyone coercing them to do so, after relying on the advice of the independent advisors of their choice.

B.	This Agreement binds and inures to the benefit of the parties’ assigns, heirs, representatives and successors.

C.	The parties may not make any statements to anyone that may be disparaging, accusatory, or unfavorable concerning the other party, whether on-line, to a governmental agency, or to any non-party to the Action.

D.	If a court, arbitrator, or administrative body refuses to enforce a provision in the Agreement, the remaining provisions will remain binding as if the parties executed the Agreement after removing the invalid provision.

E.	Michigan law governs this Agreement, its interpretation, and its application.

F.	This is the parties’ entire agreement. No party is bound by a (i) prior understanding or representation unless it is incorporated into this Agreement, or (ii) modification to this Agreement after it is executed unless it is evidenced by a document that all parties sign.

G.	The Parties may not disclose to any person, entity, or media outlet any provision of this Agreement, which is strictly confidential. This provision does not apply to disclosures required by applicable securities regulations, an order of a court, or disclosures to the federal Internal Revenue Service or a state or local tax authority, attorneys, accountants or tax advisors or insurance companies.

On the effective date set forth in the introductory paragraph, and after having an opportunity to consult with counsel of choice, the Plaintiffs and Pure Harvest voluntarily executed this Agreement.

Pure Harvest Corporate Group, LLC	How Smooth It Is, Inc., a Michigan Corporation,

_______________________________	_______________________________
Mathhew Gregarek, CEO	Leonard Cusenza, CEO
International Development and Investment Group, Inc.

__________________
Leonard Cusenza, President

_______________________________
Leonard Cusenza, Individually